                                                                   EXHIBIT 99.2


                                                            International Paper:

                                                 A CONVERSATION ABOUT THE FUTURE

                           [LOGO] INTERNATIONAL PAPER



                              [PHOTOGRAPH - COVER]

This is a photo of a woman and a little girl taking a bicycle out of a large corrugated box.

                         INTERNATIONAL PAPER AT A GLANCE

                              [CHART - INSIDE COVER]

                      This is a chart of sales by segment:

                      Printing & Communications Papers   23%
                      Forest Products                    12%
                      Chemicals and Petroleum             6%
                      Carter Holt Harvey                  6%
                      Packaging                          27%
                      Distribution                       26%

                                SALES BY SEGMENT

                             [CHART - INSIDE COVER]

                 This is a chart of operating profit by segment:

                      Forest Products                    40%
                      Carter Holt Harvey                  2%
                      Distribution                        6%
                      Chemical and Petroleum              7%
                      Printing & Communications Papers   14%
                      Packaging                          31%


                           OPERATING PROFIT BY SEGMENT

Each part of International Paper is dedicated to exceeding customer expectations by providing the highest product quality, incomparable service and innovative new product development. International Paper's global paper, packaging and forest products businesses are complemented by an extensive distribution system and the production of related chemical and petroleum products. We operate more than 425 facilities in nearly 50 countries on behalf of customers in more than 130 different nations. International Paper is also the majority shareholder in Carter Holt Harvey, a leading forest products company based in New Zealand.


                             [CHART - INSIDE COVER]
                      This is a chart of geographic sales:

                      United States                      78%
                      Europe                             13%
                      Pacific Rim                         8%
                      Other                               1%

                               INTERNATIONAL PAPER
                           FROM INNOVATION TO RESULTS

                                  [PHOTOGRAPH]

This is a photo of John Dillon, chairman and CEO, International Paper.

International Paper is taking the actions necessary to continue to be the very best in the global paper and forest products industry -- measured against any standard and against any competitor. Our goal is to improve shareowner value at a rate faster than our competition. We will do this by changing the way we think about our business -- we are managing for performance, building stronger businesses on a global basis and creating a worldwide competitive advantage. I am very optimistic about the future. Success, in my mind, is being the best. We have raised the bar on expectations and accountability. The results of these efforts will be evident throughout 2000. I am absolutely convinced we will make this company the best in the world -- against any measure.

We are advancing our efforts From innovation in the way we think and act, to results that our shareowners, communities, customers and all of our employees will love.

                                /s/ John Dillon

                                   JOHN DILLON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   MARCH 2000

How is being a large, global company a competitive advantage? Our customers are growing across borders, and we are well-positioned to provide them the service and products they need to be successful. International Paper is in a strategic position only a few other companies can achieve. We believe there is huge growth potential in world markets that we intend to tap. Industry projections indicate that within 10 years there will be a half-dozen or so major, global companies in this business, and we will be one of these. Our

                                   [PHOTOGRAPH]

               This is a photo of a little girl riding a bicycle.


                           --------------------------

Kristen Henderson enjoys a beautiful day on her new bicycle. The bicycle packaging was specially designed and manufactured by employees at our Fond du Lac, Wis., Edinburg, Texas, and Putnam, Conn., container facilities. Henderson, who also appears in International Paper television commercials, is the daughter of employee Maureen Henderson, senior financial analyst, in Tuxedo, N.Y. Kristen and Maureen are featured on the cover of this book.

--------------------------------------------------------------------------------

FROM MODERN HOME DECORS SUCH AS KITCHEN CABINETRY AND COUNTERTOPS TO DESIGN SERVICE, INTERNATIONAL PAPER IS TAPPING INTO THE MANUFACTURED HOUSING MARKET. WE HAVE DEVELOPED A PARTNERSHIP WITH OAKWOOD HOMES, A LEADING SUPPLIER OF MANUFACTURED HOMES IN NORTH AMERICA. WE PROVIDE MANUFACTURED HOUSES WITH THE LOOK AND FEEL OF A SITE-BUILT HOME.

IP HAS BEGUN HOLDING FAMILY FORUMS AT FACILITIES WORLDWIDE IN ORDER TO RECOGNIZE THE SOURCE OF OUR SUCCESS - PEOPLE. THE EVENTS ALLOW EMPLOYEES AND THEIR FAMILIES TO MEET WITH IP BUSINESS LEADERS. ALSO, THEY PROVIDE A FORUM TO DISCUSS THE COMPANY'S PLAN FOR SUCCESS AND HOW EMPLOYEES PLAY A VITAL ROLE.

INTERNATIONAL PAPER'S AWARD-WINNING RETAIL MERCHANDISING AND DISPLAY BUSINESS DOES IT ALL...AND UNDER ONE ROOF. OUR EXPERIENCED TEAM WORKS WITH MAJOR RETAILERS AND CONSUMER PRODUCTS FIRMS TO DESIGN, MANUFACTURE, INSTALL AND MAINTAIN THEIR TEMPORARY, SEMI-PERMANENT AND PERMANENT DISPLAYS.

global leadership position is clearly a distinct advantage for us. We have a presence in 50 countries worldwide and serve customers in more than 130 nations. We have the experience, scale and resources to tackle the larger or more aggressive international opportunities without placing the entire company at risk. We believe the paper and forest products industry will continue to grow. It will offer more opportunities for growth and profit in the future than in the past.

What's on the drawing board for improving International Paper's operations? International Paper is a company on the move, changing and improving in ways we never have before. Our No. 1 objective is to improve our profitability at a faster rate than our competition. We have powerful plans in place to reach this goal. Our company is committed to reaching this objective.

      We are transforming ourselves, following specific plans to strengthen our business. We are changing the way we think about customers, the way we measure success and how we involve our people.

      In addition to profit-improvement programs, we have put key performance measurements in place. You can visit our plants, and our employees can tell you for whom they are producing the product and what is important to those customers.

      We are asking managers of facilities that have excellent safety and environmental performances to work with those that don't. We have managers and employees from facilities needing improvement visiting the "super performers" to learn from them. This is an excellent way to share best practices across the network.

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                                  [PHOTOGRAPH]

             This is a photo of two men examining a stack of lumber.


Augusta, Ga., Lumber Mill employees Hardy Maloch and Wayne Thompson check some prime lumber destined for our customers' shelves.

                           --------------------------

OUR PRIME LUMBER

A full bin of good-looking lumber used to be hard to come by for people working on do-it-yourself projects such as building decks and making flowerbeds. Thanks to International Paper, the do-it-yourself builders no longer have to spend hours searching store shelves for desirable lumber, because our Wood Products team provides its customers with a higher grade of southern pine lumber that is as handsome as it is useful.

      IP went further than producing lumber for these customers by helping to manage the inventories at their stores and distribution centers. The commitment of employees reinforces IP's total dedication to the customer. This high-quality product, coupled with exceptional customer service, is responsible for IP being named "Supplier of the Year" and "Partner of the Year" in 1999 by two of the leading companies in the building materials industry.

                                  [PHOTOGRAPH]
          This is a photo of a woman in Chile holding a box of grapes.

In Chile, Fabiola Leiva loads grapes in the DEFOR interlocking boxes.

                           --------------------------

DEFOR

International Paper innovators have done it again. A new packaging system gets produce from the grower to the consumer looking as fresh as if it has just been picked.

      Thanks to the new DEFORTM System's interlocking boxes, produce now can be stacked for shipping without bruising and spoiling. And once these colorful, open-top boxes arrive at grocery stores, they can go directly from the truck to the display. The new design reduces unpacking and handling, cutting retailer labor costs and decreasing product damage and waste.

      IP teamwork aggressively launched DEFOR into the marketplace. Carter Holt Harvey

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What is International Paper doing differently that adds value to your customers?
We believe that if we help our customers become more successful, we will, in turn, be more successful. We must direct our energies and assets toward this goal. Our customers ask us to become partners so that we can provide creativity, innovation, quality products and world-class service. We measure this not so much by the tons of product we manufacture, rather on how we can make existing products better and how we can develop innovative solutions to help our customers succeed in their marketplaces.

      We are refining ways we measure markets and we survey customers to determine how we can better meet their needs in the future. We continuously train our sales force in account management to offer superior customer service. We also let our employees know how their individual contributions reach our customers.

      In the past, we've been credited with making some of the finest products on the market. Our new kind of responsiveness doesn't mean asking the customer, "How much will you buy?" It means finding out what particular challenges our customers face and working with them to find solutions. It means finding ways to add value to their businesses. We are perfecting the art of inter-divisional selling where we look at how best to use our resources in simplifying our dealings with our customers.

      We believe it should be easy to do business with us.

Why the new tagline, From innovation to results?

You will see from many of the stories we've included in this book that International Paper is turning innovations into results. Over the last two years, we've seen a dramatic increase in the number of new products.

What are your views on industry consolidation?

International Paper has grown primarily through acquisition because it is the sensible way to enter new markets with existing customers and infrastructure rather than building new facilities - all of which translates into greater economies of scale, and thus, earnings power.

      The defining action of 1999 was our merger with Union Camp. It positioned us to be an even stronger company. The merger was not about size, but about getting better and the benefits we expected from it are coming in right on target. We generated $130 million in savings in 1999 and expect to reach $425 million in annualized

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pioneered the system, the Containerboard Mill in Mansfield, La., produced the
Brite-Top(R) grade, and the Carson, Calif., Container plant partnered with xpedx to distribute the DEFORsystem.

      DEFOR's popularity has grown from a request by Albertson's, the second largest grocery chain in the U.S. Albertson's asked for packaging that improved produce quality and sales appeal, while eliminating shrinkage, labor costs and safety issues associated with handling produce at the store.

      A success story? Albertson's is now asking its suppliers to use the DEFORsystem or something comparable. Other grocers and retailers are also now interested in the DEFORsystem.


                                  [PHOTOGRAPH]
         This is a photo of a woman in the grocery store picking grapes.


Artie Watson, Community Relations communications assistant, chooses grapes from Chile for her family at a local grocery.

                           --------------------------

PRINTING & COMMUNICATIONS PAPERS INTRODUCED LIBERTY(TM) 2000, A NEW LIGHTWEIGHT COATED PAPER BRAND TARGETED PRIMARILY FOR CATALOG USERS. CUSTOMERS SUCH AS LILLIAN VERNON, L.L. BEAN(R) AND LANDS' END USE LIBERTY 2000.

WE ENTERED INTO AN AGREEMENT TO BECOME THE MAJOR SUPPLIER OF THE CHOLESTEROL-REDUCING ADDITIVE FOUND IN BENECOL(TM). MEDICAL STUDIES SHOWED THAT PEOPLE WITH BORDERLINE-TO-HIGH CHOLESTEROL WHO REGULARLY CONSUMED MARGARINES AND OTHER FOODS WITH THE BENECOL ADDITIVE LOWERED THEIR TOTAL CHOLESTEROL LEVEL. UNDER THIS AGREEMENT, THE ACTIVE INGREDIENT, WHICH IS FOUND IN TREES, IS TO BE SUPPLIED BY ARIZONA CHEMICAL.

INTERNATIONAL PAPER-KOREA IS THE NO.1 BEVERAGE CARTON MANUFACTURER IN KOREA. WE DIFFERENTIATED OURSELVES FROM THE COMPETITION BY PROVIDING QUALITY SERVICE AND TECHNICAL SUPPORT TO GAIN A 60 PERCENT SHARE OF LOTTE HAM & MILK COMPANY, A SUBSIDIARY OF LOTTE BUSINESS GROUP IN KOREA.

OUR NEW TRU-TASTE(TM) PACKAGING SYSTEM FOR MILK AND JUICE REDUCES PACKAGING DEFECTS THROUGHOUT THE CUSTOMER SUPPLY CHAIN, SEALS IN VITAMIN C, AND HAS A LONGER SHELF LIFE.

THE PINE BLUFF, ARK., MILL IS THE FIRST U.S. PAPER MILL TO RECEIVE ISO 14001 CERTIFICATION. THIS ACHIEVEMENT WILL ENABLE THE MILL TO HELP COMMUNICATE ITS ENVIRONMENTAL COMMITMENT TO CUSTOMERS, STAKEHOLDERS, EMPLOYEES AND COMMUNITIES.

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savings by the end of 2000. These savings are a big part of our $1.8 billion profit improvement we anticipate by the end of 2002.

      Conditions in our industry are very solid. Supply is well balanced with demand, and there is very little new capacity expected within the next few years.

How are you changing to make this a more people-focused company? We know that our people make the difference. We want to become the company of choice for our employees as a great place to work. We believe that if our employees understand where we're going and are committed to help get us there, we'll be successful. We are dedicated to hiring, motivating, developing, promoting and retaining outstanding people. We believe the most effective ideas -- such as improving productivity, making our facilities safer, enriching the environment, and building stronger partnerships with customers and communities -- come from the talents and skills of our employees. People development at International Paper is more than just teaching new skills, it calls for building on each person's strengths.

      In 1999, we asked all our employees what we can do to get better. A team from International Paper and the Gallup Organization developed the research-based global employee survey. The survey will become one of our standard measurements. The success of International Paper will be determined by how well our employees delight customers with superior products, services and solutions.

What are you doing to help the forestland environment? We recognize that in order to create our products sustainably, we must be responsible stewards of the environment. To that end, we are proud to say that we don't harvest or use old-growth wood or wood from temperate or tropical rainforests in any of our products. We strive, every day, to improve our forest practices. In fact, we were the first forest products company in the United States to third-party certify one of our forest management operations to ISO 14001, an internationally recognized standard for environmental management systems. We've integrated our industry's commitment to the Sustainable Forestry Initiative (SFIsm) program with this world-class international standard and have a commitment to verify all of our forestry operations by the end of 2000.

      We're also engaging environmental groups in helping us protect wildlife. We recently collaborated with the Environmental Defense Fund and the U.S. Fish and Wildlife Service to develop the first-of-its-kind Habitat Conservation Plan for the endangered red-cockaded woodpecker. This landmark project was awarded the Gold Medal for International Corporate Environmental Achievement by the World Environment Center. It includes an innovative mitigation bank feature which provides an economic incentive to other private landowners to enhance this endangered species' habitat.

Are you looking to go into electronic commerce?

We are exploring the benefits e-commerce can bring to International Paper. From the opportunity to generate more revenue, to the ability to reduce costs, we are intent on rapidly integrating electronic commerce into our strategy to improve profits. We

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                                  [PHOTOGRAPH]
           This is a photo of a man unloading product in a warehouse.

                           --------------------------

James Gleaton, xpedx distribution center truck driver, unloads product for customers.

ONE-STOP SHOPPING

International Paper has stepped to the head of the line with the new all-in-one packaging and distribution system.

      We combined the unique capabilities, strengths and market focus of our packaging plants with the 300 xpedx stores and distribution centers across the U.S. and created a selling process that's one-of-a-kind. The result is one sales representative, one invoice and a total systems approach to customer focus.

      Our target customers value the "one-stop shopping" opportunities of our interdivisional partnering process. We offer customers a total packaging value proposition, including a wide array of packaging products as well as distribution services. Also, we offer a solution that will not only be difficult for our competitors to duplicate, but can also eliminate significant costs from the supply chain.

                                  [PHOTOGRAPH]
        This is a photo of a group of people walking through the forest.

CUSTOMER FORESTRY TOURS

Customers are getting a firsthand view of how International Paper manages forests through guided tours of our forestlands. The tours help customers see how we sustain the forest as a natural resource and protect the forest ecosystems.

      Our customers experience the world of forestry as they journey through our forestlands in areas like Georgetown, S.C., and our 16,000-acre Southlands Experiment Forest in Bainbridge, Ga.

      Prior to the tour, our foresters explain our Sustainable Forestry Initiative (SFI)(SM) practices and compare these to other forest management programs. Customers then tour replanted and site-prepared land as well as streamside management zones. IP foresters explain our water quality initiatives and protection of endangered species.

      Our SFI practices enable us to responsibly manage and nurture our resources to meet society's needs today while providing forests for future generations. We reached an environmental landmark in 1999 by becoming one of the first U.S. forest products company to achieve independent third-party verification on 4.7 million acres of our forestlands.

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                                  [PHOTOGRAPH]
           This is a photo of a girl leaning on a wooden post with her carton of orange juice.

Aimee Deneve, daughter of employee Cheryl Deneve, Plant City, Fla., Beverage Packaging sales service rep, has a new carton of orange juice. The beverage carton for kids is the latest innovation from Beverage Packaging and is manufactured by employees at our Raleigh, N.C., facility.

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Our Forest Resources Mid-South, South Central and Northeast regions have been verified to the American Forest & Paper Association's SFI and ISO 14001 standards. We are in the process of having all 7.1 million acres of our U.S. forestlands verified to both sets of guidelines by the end of the year 2000.

      IP customer forestry tours are just another way we respond to the needs of our customers worldwide.

EMPLOYEES FROM THE ANDROSCOGGIN MILL IN JAY, MAINE, IP'S NORTHEAST FORESTERS, CONDUCTED A TRAINING SESSION IN THE STATE FOR THE FORESTERS FROM OUR SVETOGORSK MILL IN WESTERN RUSSIA. NATIONALLY KNOWN FOR THEIR SUSTAINABLE FORESTRY AND BEST MANAGEMENT PRACTICES, THE IP TEAM MEMBERS FROM MAINE TAUGHT THE RUSSIAN CREW HOW TO HELP IMPROVE THE ENVIRONMENT DURING LOGGING OPERATIONS IN RUSSIA.

                           --------------------------

REINVENTING THE HAMMERMILL(R) BRAND TO MAKE YOUR WORK LOOK BETTER!

The HammerMill(R) brand has been reinvented in order to meet the needs of consumers who, research shows, are often frustrated and confused by the way paper is identified on the retail shelf.

      Through the relaunch initiative, papers are clearly marked and sold according to their end use. Whether on office superstore shelves, in catalogs or through the Internet, HammerMill makes the buying choice easier for consumers with end-use labels for


                                  [PHOTOGRAPH]
           This is a photo of a man surrounded by HammerMill product.

Donald Starver, HammerMill senior brand manager, looks at the new product lines.

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have several pilot internet programs aimed at reducing our
inventories and improving the supply chain. The real impact of the internet is likely to be the emergence of business-to-business web sites which will act as exchanges for various types of paper and building material products.

      Increasingly, wholesalers and retailers throughout the world are managing their inventory supply levels and consumers are placing catalog mail orders through the internet. This activity, in turn, is driving much of the upsurge in e-commerce.

      Customers industry-wide are increasingly accustomed to gaining information on inventories, billing and supplies online on a real-time basis as they seek to replenish stocks at any given time to and from facilities worldwide.


                           --------------------------


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                                       10

How far does International Paper go to provide safe work environments? As we enter 2000 and our second century of operation, we place a renewed emphasis on safety in all areas of the company. We have had an exemplary record in many locations.

      We had 16 sites awarded OSHA's Voluntary Protection Program (VPP) STAR status in 1999. We have 67 sites currently in VPP, more than any other company. The prestigious STAR status recognizes sites that have sustained exemplary standards in health and safety performance that go well beyond the requirements of the laws of the United States in providing an accident-free work environment.

      International Paper received the Business Roundtable's 1999 Construction Industry Safety Excellence Award. This annual award recognizes the diligent efforts of companies which have created world-class construction site safety programs and achieved exemplary results in their commitment to an injury-free workplace. The Business Roundtable is a group of leading corporations with a combined work force of more than 10 million employees in the United States.

We have included some of the most frequently asked questions we receive at International Paper. If you have additional questions, please visit our web site, www.internationalpaper.com or write us at International Paper, Two Manhattanville Road, Purchase, NY 10577-2196. For investor information, call our Investor Relations office at 914-397-1500. For general information, call Employee Communications at 901-763-6000.

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papers such as Proposals and Presentations, Reports & Analyses, Signs and
Notices and Letterhead and Resumes.

      The new HammerMill product line features high quality papers designed to meet communication and sales needs of small office and home office consumers.

      HammerMill makes your work look better and your buying choice easier.

WE'RE CHANGING THE FACE OF INTERPERSONAL COMMUNICATIONS. WE DESIGNED PAPERS SUCH AS INVENT IT!(R), CRAYOLA(R) COMPUTER PAPERS AND SPECIALLY YOURS(TM) TO BRIDGE THE HOME COMPUTER AND ARTS AND CRAFTS MARKETS WITH PRINTER PAPERS. THIS ALLOWS CUSTOMERS TO ENHANCE THEIR PERSONAL CREATIONS AND PRINT THEIR OWN GREETING CARDS, IRON-ON TRANSFERS, PARTY INVITATIONS AND PHOTO ALBUM KITS.

IP'S PACKAGING GROUPS WORKED TOGETHER AS A TEAM TO PRODUCE A NEW CEREAL CARTON. THE CONTAINER LOOKS LIKE A HALF-GALLON MILK CARTON WITH A RESEALABLE OPENING TO OPTIMIZE FRESHNESS, WHILE TAKING UP LESS SHELF SPACE.

                               INTERNATIONAL PAPER

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                FOR THE YEAR ENDING
Dollar amounts and shares in millions except per share amounts   DECEMBER 31, 1999
FINANCIAL SUMMARY

Net Sales ..................................................       $   24,573

Operating Profit ...........................................            1,810

Earnings Before Income Taxes, Minority Interest and
  Extraordinary Item .......................................              448

Net Earnings ...............................................              183

Earnings per Average Common Share - Assuming Dilution ......             0.44(1)

Cash Dividends per Common Share ............................             1.00(2)

Common Shareholders' Equity per Average Common Share .......            24.95

SHAREHOLDER PROFILE

Shareholders of Record at December 31 ......................           32,881

Shares Outstanding at December 31 ..........................            414.6

Average Shares Outstanding .................................            413.0

Note: The summary financial information on pages 12 and 13 is meant to be read in conjunction with the consolidated financial statements and related notes included in our 1999 Annual Report.

(1) During 1999 we incurred merger costs and restructuring and other special charges which reduced net earnings by $368 million and earnings per common share by $.89. Before these charges, net earnings would have been $551 million or $1.33 per common share.

(2) The International Paper dividend paid was $1.00 per common share in 1999. However, the dividend per average common share for 1999 was $1.01 and has been restated to include dividends paid by Union Camp Corporation which merged with International Paper during 1999 in a transaction accounted for as a pooling-of-interests.

                               INTERNATIONAL PAPER

CONDENSED CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

In millions                                                         DECEMBER 31, 1999
ASSETS

Current Assets .................................................         $ 7,241

Plant, Properties and Equipment, Net ...........................          14,381

Forestlands ....................................................           2,921

Other Assets ...................................................           5,725
                                                                         -------
Total Assets ...................................................         $30,268
                                                                         =======

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY

Current Liabilities ............................................         $ 4,382

Long-Term Debt .................................................           7,520

Deferred Income Taxes ..........................................           3,344

Other Liabilities ..............................................           4,718

Common Shareholders' Equity ....................................          10,304
                                                                         -------
Total Liabilities and Common Shareholders' Equity ..............         $30,268
                                                                         =======

Note: Certain statements in this document that are not historical in nature may constitute forward-looking statements. These statements are often identified by the words, "believe," "expect," "plan," "project," "intend," and words of similar import. Such statements reflect the current views of International Paper with respect to future events and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include, among other things, changes in overall demand, changes in domestic or foreign competition, changes in the cost or availability of raw materials, our ability to bring new products online, the cost of compliance with environmental laws and regulations, and whether anticipated savings from merger and other restructuring activities can be achieved. In view of such uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. International Paper does not assume any obligation to update these forward-looking statements.

                         INTERNATIONAL PAPER AT A GLANCE

                                  [PHOTOGRAPH]
          This is a photo of three men examining huge stacks of paper.

                       PRINTING AND COMMUNICATIONS PAPERS

Our North American business is a major manufacturer of office papers, commercial printing papers, coated papers, converting papers, bristols, fine papers and pulp.

      Office papers are widely used in photocopiers, office printers and digital imaging printers. Commercial printing papers are primarily used for both offset and rotogravure printing. Some of our well-known brands include HammerMill, Great White, Williamsburg and Accent Opaque.

      International Paper is also a prominent supplier of coated papers for magazines, catalogs, direct mail, and other media. Converting and speciality papers makes paper for envelopes, forms, tablets, file folders and other special applications. Our pulp grades include paper pulp for paper and paperboard, fluff pulp for hygiene products, and high-purity pulp for acetate and fabrics. Our Fine Papers division manufactures premium-quality text, cover, coated and business papers under the Via by HammerMill brands, Zanders USA (manufactured in Germany), Beckett and Strathmore.

      Our European business is a leading supplier of office, coated and specialty papers produced at facilities in France, Germany, Poland, the U.K. and Russia. Brands such as ReyMat, ReyLux, Duo and Polspeed supply the papers Europe's consumers and businesses require. Zanders produces premium coated papers such as Ikono for high-end brochures and annual reports. Our facilities in Kwidzyn, Poland, and Svetogorsk, Russia, produce business papers, newsprint and coated board for markets throughout Europe.

                                  [PHOTOGRAPH]
                    This is a photo of IP packaging products.

PACKAGING

Industrial Packaging produces containerboard, including visual appeal and high-performance grades such as BriteTopTM and PineLiner(R). Approximately 60 percent of our production is converted at our 67 container plants in North America. that produce corrugated boxes, shipping containers, and other corrugated packaging products and services for agricultural, consumer and industrial markets. A total of 22 container plants in the U.K., Italy, Spain, France, Ireland and the Canary Islands also manufacture corrugated packaging. Other locations include Puerto Rico, Chile, Argentina, Turkey and China.

      International Paper's Industrial Papers business produces lightweight papers, paper composite structures and silicone coated release liners for a variety of industrial, food packaging, pressure sensitive and hygiene markets. The business employs about 2,000 people at six sites in Wisconsin, Tennessee, Ohio and The Netherlands.

      Consumer Packaging operates a world-class bleached board system, over one-third of which creates materials for our own converting operations. Our high-quality Everest(R) and Starcote(R) brands are used globally as packaging board for juice, milk, food, cosmetics, pharmaceuticals, computer software and tobacco products. Beverage Packaging has 30 sites worldwide offering complete packaging systems, from paper to machines, using fresh and aseptic technologies. Retail Packaging produces packaging to protect and merchandise products such as frozen food, beverages, entertainment and household products at 12 U.S. plants. Foodservice, with six locations, offers cups, lids, bags, plates, cartons, trays and containers from six plants in the U.S. and operates joint ventures with Carter Holt Harvey. Flexible Packaging, with 11 plants in the U.S. and two in Argentina, supports such end uses as pet food, charcoal, lawn and garden products, and rice.

                         INTERNATIONAL PAPER at a glance


                                  [PHOTOGRAPH]
                       This is a photo of a pine seedling.

FOREST PRODUCTS

Forest Resources manages in excess of 7.1 million acres of forestlands, principally in the southern U.S. More than 50 percent of the fiber harvested is used by International Paper in the manufacture of paper and wood products. Our forests are managed using advanced high-yield silviculture and land management techniques to enhance their financial returns while providing watershed protection, wildlife habitat preservation and recreational opportunities. In addition, we continually buy and sell forestlands in line with our strategic objectives. We believe our leadership role in the American Forest & Paper Association's Sustainable Forestry Initiative (SFI) exemplifies our commitment to manage our forestlands in an environmentally responsible manner.

      We also have a Building Materials Group with 46 manufacturing locations worldwide. Wood Products produces lumber, plywood, oriented strand board, treated poles and laminated veneer lumber that are distributed throughout North America and Europe. Masonite's Molded Products is the leading maker of molded door facings marketed primarily under the CraftMaster(R) brand. Masonite's Building and Industrial Products markets a broad range of products, including siding, exterior trim, decorative panels and a variety of products used in furniture, store fixtures and commercial roofing. Decorative Products manufactures high- and low-pressure laminates, particleboard and graphic arts supplies primarily for residential and commercial construction, furniture and specialty markets.


                                  [PHOTOGRAPH]
                   This is a photo of an xpedx delivery truck.

                         INTERNATIONAL PAPER AT A GLANCE
DISTRIBUTION

Our distribution business, xpedx, distributes printing paper, packaging supplies and equipment, facility supplies and graphic imaging prepress equipment and supplies. xpedx delivers customer solutions through more than 100 wholesale distribution centers with 10 million square feet of warehouse space and more than 190 stores serving retail customers and small printers. The xpedx focus is retail, commercial printing, on-demand printing, manufacturing, the automotive industry, and publishing industries. About 23 percent of xpedx revenue is generated by products manufactured by International Paper. Papeteries de France, Scaldia and Impap distribute similar products throughout Europe.


                                  [PHOTOGRAPH]
               This is a photo of a yellow measurement container.

CHEMICALS AND PETROLEUM

Our chemical business uses the raw materials and by-products of our papermaking processes to provide global products to our customers. With 15 plants worldwide, Arizona Chemical is a leader in tall oil, fatty acids, rosin esters, dimer acid, polyamide resins and other pine chemicals used to make chewing-gum base, adhesives, road markings, inks, lubricants, household cleaners, soaps and more. International Paper is the majority owner of Bush Boake Allen, an international flavor, fragrance and aroma chemicals business.

      Chemical Cellulose produces high-purity pulp for acetate, fabrics, as well as a wide range of other consumer products that are produced at the company's Natchez, Miss., Mill.

      Our Petroleum and Minerals business manages mineral resources on company land and develops oil and gas reserve, principally through joint venture partners in West Texas, the Gulf Coast and the Gulf of Mexico.

                                  [PHOTOGRAPH]
      This is a photo of a man building a home with a large piece of wood.

CARTER HOLT HARVEY

International Paper holds more than 50 percent interest in Carter Holt Harvey, one of the largest forest products companies in the Southern Hemisphere. With operations in New Zealand, Australia and Chile, Carter Holt Harvey serves markets in the Pacific Rim, Asia and Latin America. The company harvests over 6 million tons of logs from 785,000 acres of forestlands in New Zealand on a sustainable yield basis. Carter Holt Harvey is Australia and New Zealand's leading provider of solid wood products, enjoys a strong regional position in packaging, and is New Zealand's largest manufacturer of pulp and paper products. With popular brands such as Sorbent, Purex and Handee, the company is the largest tissue products manufacturer in Australia and New Zealand. Paper distribution subsidiaries B.J. Ball Papers and Raleigh Papers serve customers throughout New Zealand and Australia. Carters is New Zealand's third largest building materials merchandiser, with 35 store locations.

      Carter Holt Harvey held an indirect interest in Compania de Petroleoas de Chile (COPEC), Chile's largest industrial conglomerate. Effective January 3, 2000, Carter Holt Harvey sold its interest in COPEC for just over US $1.2 billion.

                                SENIOR MANAGEMENT
JOHN T. DILLON
Chairman and
Chief Executive Officer

DAVID W. OSKIN
Executive Vice President

C. WESLEY SMITH
Executive Vice President

JAMES P. MELICAN
Executive Vice President
Legal and External Affairs

MARIANNE M. PARRS
Executive Vice President
Administration

ROBERT M. AMEN
President
International Paper Europe

JEROME N. CARTER
Senior Vice President
Human Resources

THOMAS E. COSTELLO
Senior Vice President
Distribution

JOHN V. FARACI
Senior Vice President
Finance & Chief Financial Officer

CHARLES H. GREINER
Senior Vice President
Printing & Communications Papers

NEWLAND LESKO
Senior Vice President
Industrial Packaging

WILLIAM B. LYTTON
Senior Vice President & General Counsel

RICHARD B. PHILLIPS
Senior Vice President
Technology

WILLIAM H. SLOWIKOWSKI
Senior Vice President
Consumer Packaging

MANCO SNAPP
Senior Vice President
Building Materials

DENNIS THOMAS
Senior Vice President
Public Affairs and Communications

DAVID A. BAILEY
Managing Director
European Papers, East

JOHN N. BALBONI
Vice President
E-commerce

MICHAEL J. BALDUINO
Vice President
Foodservice

H. WAYNE BRAFFORD
Vice President
Converting & Specialty Papers

E. WILLIAM BOEHMLER
Vice President and Treasurer

DENNIS J. COLLEY
Vice President
Retail Packaging

WILLIAM P. CRAWFORD
Vice President
Logistics

HANS-PETER DAROCZI
Vice President
International Container

C. CATO EALY
Vice President
Business Development and Planning

JOHN V. FLYNN
Vice President
Human Resources

THOMAS E. GESTRICH
Vice President
Beverage Packaging

JAMES W. GUEDRY
Vice President and
Corporate Secretary

PAUL HERBERT
Managing Director
European Papers, West

WILLIAM P. HOEL
Vice President
Executive Assistant to the Chairman

NEWELL E. HOLT
Vice President
Bleached Board

ROBERT M. HUNKELER
Vice President
Investments

THOMAS C. JORLING
Vice President
Environmental Affairs

JEFFREY F. KASS
Vice President
Printing & Communications Papers

TIMOTHY P. KENEALLY
Vice President
Industrial Packaging

PETER F. LEE
Vice President
Research & Development

ANDREW R. LESSIN
Vice President and
Controller

ARTHUR W. MCGOWEN
Vice President
Wood Products

GERALD C. MARTERER
Vice President
Specialty Industrial Papers

JEAN-PHILLIPPE MONTEL
Vice President
European Papers

KARL W. MOORE
Director, Finance
European Papers

GEORGE A. O'BRIEN
Vice President
Forest Resources

MAXIMO PACHECO
President
International Paper Latin America

LH PUCKETT
Vice President
Commercial Printing & Office Papers

CAROL L. ROBERTS
Vice President
People Development

DAVID L. ROBINSON
Vice President
Industrial Packaging

R. MICHAEL ROSS
Vice President
Industrial Packaging

J. CHRIS SCALET
Vice President and
Chief Information Officer

BENNIE R. SMITH
Vice President
Industrial Packaging

PETER M. SPRINGFORD
President
International Paper Company
(Asia) Limited

LARRY J. STOWELL
Vice President
Arizona Chemical

TOBIN J. TREICHEL
Vice President
Tax

CAROL S. TUTUNDGY
Vice President
Investor Relations

LYN M. WITHEY
Vice President
Public Affairs

RICHARD A. O'LEARY
Auditor

                             CORPORATE HEADQUARTERS
                             Two Manhattanville Road
                             Purchase, NY 10577-2196
                                  914-397-1500

                            OPERATIONAL HEADQUARTERS
                               6400 Poplar Avenue
                                Memphis, TN 38197
                                  901-763-6000

                              EUROPEAN HEADQUARTERS
                               INTERNATIONAL PAPER
                           100 Boulevard de la Woluwe
                             1200 Brussels, Belgium
                                  32-2-774-1211

                            INTERNATIONAL PAPER ASIA
                            1401-1407 Shui On Centre
                                6-8 Harbour Road
                               Wanchazi, Hong Kong
                                  852-2824-3000

                               INTERNATIONAL PAPER
                               Building Materials
                                 1955 Powis Road
                             West Chicago, IL 60185
                                  630-584-6330

                               XPEDX-DISTRIBUTION
                           50 East River Center Blvd.
                                    Suite 700
                               Covington, KY 41011
                                  606-655-2000

                                ARIZONA CHEMICAL
                              4600 Touchton Rd. E
                                    Suite 500
                             Jacksonville, FL 33246
                                  904-928-8700

                                BUSH BOAKE ALLEN
                                7 Mercedes Drive
                               Montvale, NJ 07645
                                  201-391-9870

                           CARTER HOLT HARVEY LIMITED
                              640 Great South Road
                                  Manukau City
                              Auckland, New Zealand
                                  64-9-262-6000

                           [LOGO] INTERNATIONAL PAPER

                           www.internationalpaper.com
                      Equal Opportunity Employer (M/F/D/V)
               Printed on Zanders Mega Dull, 80 lb. text and cover